Exhibit 99.1
News Release
For more information, please contact:
MEDIA: Jon Harris
630-857-1440
jon.harris@conagrafoods.com

INVESTORS: Chris Klinefelter
402-240-4154
Chris.Klinefelter@ConAgraFoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS COMPLETES SALE OF PRIVATE LABEL OPERATIONS
TO TREEHOUSE FOODS

OMAHA, Neb., February 1, 2016 – ConAgra Foods, Inc. (NYSE: CAG) announced today the completion of the sale of its private label operations to TreeHouse Foods for proceeds of $2.7 billion in cash, excluding transaction-related expenses and subject to post-closing adjustments.

“The sale of the private label business to TreeHouse Foods is another important step for ConAgra Foods as we continue to transform the company to drive sustainable growth, more consistent performance and deliver enhanced shareholder value,” said Sean Connolly, president and chief executive officer of ConAgra Foods. “We are confident the private label business will be well-positioned as part of TreeHouse Foods and our companies are working closely together to ensure a smooth transition for all stakeholders.”

Under the terms of the agreement, ConAgra Foods sold the vast majority of its private label operations, which are classified as discontinued operations. Among other assets, this includes a network of 32 manufacturing facilities in the U.S., Canada and Italy.

Additional details of the completed transaction include:

Effective today, a total of approximately 9,500 employees transitioned to TreeHouse Foods, including plant employees and those supporting the private label business located at the St. Louis, Mo., Downers Grove, Ill., and Omaha, Neb., office locations.

Certain private label operations with a strong connection to ConAgra Foods’ existing Consumer Foods business were not part of the sale, specifically canned pasta, cooking spray, peanut butter, pudding/gels, Gelit frozen pasta product offerings, as well as the HK Anderson and Kangaroo brand equities, trademarks and business portfolios. Results for these operations, which were not material, were moved to the Consumer Foods reporting segment in the first quarter of fiscal 2016.

ConAgra Foods generated approximately $2.7 billion in cash proceeds from the sale, less transaction expenses, and intends to utilize the net proceeds primarily for debt reduction.

The company expects the transaction to result in a tax asset of approximately $1.6 billion, which can be used to offset potential future capital gains over the next five years.

Goldman Sachs and Centerview Partners acted as financial advisors to ConAgra Foods on the transaction. Davis Polk & Wardwell LLP served as legal advisor.

About ConAgra Foods

ConAgra Foods, Inc., (NYSE: CAG), is one of North America’s leading packaged food companies with recognized brands such as Marie Callender’s®, Healthy Choice®, Slim Jim®, Hebrew National®, Orville Redenbacher’s®, Peter Pan®, Reddi-wip®, PAM®, Snack Pack®, Banquet®, Chef Boyardee®, Egg Beaters®, Hunt’s® and many other ConAgra Foods brands found in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully complete the spinoff of its Lamb Weston business on a tax-free basis within the expected time frame or at all; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve its targeted operating efficiencies, cost-saving initiatives, and trade optimization programs; ConAgra Foods’ ability to successfully execute its long-term value creation strategy; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing efforts, whether through pricing actions or changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; the success of ConAgra Foods’ innovation and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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